Exhibit 99.2

TRIAL SCHEDULE FOR CERTAIN CASES

Below is a schedule, as of February 19, 2010, setting forth by month the number of individual smoking and health cases against PM USA that are scheduled for trial through the end of 2010.

2010

Individual Smoking & Health

May (1)	November (1)
June (2)	December (1)

Engle progeny

March (2)	June (5)	September (6)
April (4)	July (9)	October (9)
May (6)	August (7)	November (8)

As of February 19, 2010, no Engle progeny cases were in trial.